Exhibit 99.1

China Security & Surveillance Technology, Inc. Reports Third-Quarter 2010
Financial Results

Strong Momentum in the Installation Segment, Robust Expansion in Margins

SHENZHEN, China, October 26, 2010 (PRNewswire-Asia)

  Third-quarter revenues increased 14.0% year over year to $182.15 million.

  Third-quarter gross margin and operating margin up by 860 basis points and 850 basis points year over year, respectively.

  Third-quarter net income attributable to the Company increased 24.0% year over year to $27.27 million.

  Diluted EPS, including all non-cash expenses, was $0.31.

  Backlog increased 93.6% sequentially to $412.56 million.

Note: CSST’s third-quarter 2010 earnings conference call will be broadcast live via the Internet at 8 a.m. ET on Tuesday, October 26, 2010, at http://irpage.net/csct/index.html.

China Security & Surveillance Technology, Inc. ("CSST" or the "Company") (NYSE: CSR; Nasdaq Dubai: CSR), a leading integrated surveillance and safety solutions provider in the P.R.C., today reported solid third-quarter results highlighted by healthy earnings growth, an increase in revenues and improved margins. These results were driven by continuing strong demand for surveillance and safety products and services in China, gains in large-scale government contracts and disciplined execution on cost initiatives.

CSST’s third-quarter revenues totaled $182.15 million, net income attributable to the Company was $27.27 million and diluted EPS, including all non-cash expenses, was $0.31. Gross margin and operating margin rose to 30.7% and 19.3% respectively.

“We delivered another strong quarter, with improved revenue trends, continued double-digit earnings growth and significant margin expansion. These results add to our confidence in the future,” said Mr. Guoshen Tu, Chairman and Chief Executive Officer of CSST.

“We continue to see positive signs of growth in large-scale government contracts, which speaks to our unparalleled one-stop solutions and our leadership in this area. Our service business also continues to garner favorable response from the customers. I am excited by the opportunities ahead.”

Third-Quarter Financial Results

For the quarter ended September 30, 2010, CSST's revenues totaled $182.15 million versus $159.82 million in the third quarter of last year, as a result of the strong performance of CSST’s Installation Segment, and continuing growth in industry demand for surveillance and safety products in China. Government customers accounted for 56% of total revenues, while corporate customers accounted for 44%. Third-quarter revenues were all organic as all subsidiaries have been acquired for more than one year.

Gross profit totaled $55.93 million, up 58.3% from $35.34 million in the third quarter of last year. Gross margin expanded 860 basis points to 30.7% in this quarter, a record high since 2009, compared to 22.1% in the third quarter of last year. The increase was the result of better margins in large-scale government contracts in the Installation Segment.

With solid gross margin expansion and effective management of operating expenses, income from operations saw a significant increase of 104.6% to $35.22 million for the third quarter of 2010 as compared to $17.21 million for the same period in 2009. Operating margin was 19.3% for the third quarter of 2010, up from 10.8% during the same period in 2009.

Third-quarter 2010 net income attributable to the Company totaled $27.27 million, up 24.0% from $22.00 million in the same quarter in 2009. The solid growth in net income was delivered through a combination of revenue growth, margin expansion and cost initiatives.

Diluted earnings per share totaled $0.31 versus $0.41 last year. CSST’s net income and diluted earnings per share in the third quarter of 2009 were positively affected by a $9.32 million, or $0.17 per diluted share one-time non-cash gain from restructuring of convertible notes. Weighted average diluted share count was 88.0 million in the third quarter of 2010, up 64.5% from 53.5 million shares in the same period of 2009. The increase in the weighted average diluted share count was attributable to our completion of a public offering of 17,250,000 shares of common stock in May 2010.

During the third quarter of 2010, CSST recognized a total of non-cash expenses of $8.78 million, down from $11.86 million from the same period in 2009. Non-cash expenses for the third quarter included: (i) depreciation and amortization expense of $3.23 million, or $0.04 per diluted share, and (ii) non-cash employee compensation expense of $5.55 million, or $0.06 per diluted share.

As of September 30, 2010, CSST’s backlog of sales contracts was $412.56 million, up from $213.12 million as of June 30, 2010.

Financial Outlook

“Surveillance and safety solutions have become ever more important to corporate and government bodies in China. This has generated unprecedented opportunities for CSST to reap the returns on our investments in recent years,” said Mr. Tu. “CSST’s established presence and network in China creates the underpinnings for surveillance and safety solutions that allow customers to protect their own assets. We’ve extended our established strengths in this space with a keen focus on the large-scale government projects and security service segment. We continue to deliver on our commitment to provide customers with the capabilities and solutions they need.”

As a result of the strong momentum in higher margin large-scale government contracts in China, the Company anticipates that these projects will take a longer time to complete, hence impacting the revenue trends in the fiscal year of 2010. The Company revises its revenue projection to the range of $730 million to $750 million, representing a year-over-year growth of 26% to 29%. Diluted earnings per share is projected to be in the range of $1.02 to $1.04, based on an average share count on fully-diluted basis of approximately 90 million.

In consideration of its strong backlog and improved margins mostly driven by installation projects in the government sector, the Company projects that 2011 revenue will be in the range of $870 million to $890 million, and net income will be in the range of $104 million to $106 million. EPS will be approximately $1.13 to $1.15.

“Despite the continuing challenges of relatively longer time to realize the revenues from large-scale government contracts, we believe that our leap into this high-margin business fits perfectly well with the Company’s overall direction,” said Mr. Tu. “We have already established sound financial facilities with local banks and expect to have sufficient working capital to fund our growth. Our job is to continue to execute and to deliver financial results for shareholders in the long run. This is the area where we will continue to focus on going forward.”

About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, CSST designs, manufactures, sells, installs, services and monitors electronic surveillance and safety products and solutions, including related software, in China. Its customers are mainly comprised of government, commercial, industrial and education entities. CSST has built a diversified customer base through its extensive sales and service network that includes branch offices and distribution points throughout China. To learn more about the Company visit http://www.csst.com

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected financial results in 2010 and 2011 and our ability to deliver such results, our expected financial performance and strategic and operational plans, our future operating results, our expectations regarding the market for surveillance and safety products and our ability to win large-scale government contracts, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements can be identified by the use of forward-looking terminology such as 'will,' 'believes,' 'expects' or similar expressions. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and based upon premises with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ('SEC'), and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system at http://www.sec.gov

For more information, please contact:
Company Contact:
Stacy Yan
China Security & Surveillance Technology, Inc.
Tel: +86-755-8351-5634
Email: ir@csst.com

Investor and Media Contact:
Patrick Yu, Fleishman-Hillard Hong Kong
Tel: +852-2530-2577
Email: patrick.yu@fleishman.com

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

ASSETS

	September 30,	December 31,
	2010	2009
Cash and cash equivalents	$185,699	$154,483
Accounts receivable, net	388,581	251,604
Inventories, net	90,545	70,141
Prepayments and deposits	4,951	4,706
Advances to suppliers	76,703	39,399
Other receivables, net	35,975	26,692
Deferred tax assets - current portion	2	13
Total current assets	782,456	547,038
Deposits paid for acquisition of subsidiaries, properties and intangible assets	71,978	7,199
Plant and equipment, net	75,367	75,447
Land use rights, net	7,832	7,733
Intangible assets, net	50,226	54,677
Goodwill	79,514	79,511
Deferred financing cost, net	2,320	1,953
TOTAL ASSETS	$1,069,693	$773,558

LIABILITIES AND EQUITY
	September 30,	December
	2010	31,2009
CURRENT LIABILITIES
Notes payable	$202,168	$57,116
Obligations under product financing arrangements – short term	7,232	5,184
Guaranteed senior unsecured notes payable – short term	36,993	35,701
Accounts and bills payable	82,150	68,817
Accrued expenses	31,440	26,762
Advances from customers	37,958	27,503
Taxes payable	28,111	14,835
Payable for acquisition of businesses, properties and land use rights	3,764	5,105
Deferred income	2,748	1,868
Total current liabilities	432,564	242,891
LONG TERM LIABILITIES
Obligations under product financing arrangements – long term	7,724	6,541
Guaranteed senior unsecured notes payable – long term	6,477	43,988
Net deferred tax liabilities	348	773
Total liabilities	447,113	294,193
EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized,
0 shares issued and outstanding
Common stock, $0.0001 par value;
290,000,000 shares authorized
89,290,406 (September 30, 2010) and
67,866,730 (December 31, 2009)
shares issued and outstanding	9	7
Additional paid-in capital	368,530	285,025
Retained earnings	214,330	165,982
Statutory surplus reserve fund	804	804
Accumulated other comprehensive income	38,923	27,565
Total equity of the Company	622,596	479,383
Noncontrolling interest	(16)	(18)
Total equity	622,580	479,365
TOTAL LIABILITIES AND EQUITY	$1,069,693	$773,558

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$182,148	$159,820	$470,692	$398,151
Cost of goods sold (including depreciation and amortization for the three and nine months ended September 30, 2010 and 2009 of $243, $745, $259 and $738, respectively)	126,224	124,484	342,429	306,773
Gross profit	55,924	35,336	128,263	91,378
Selling and marketing	2,848	3,102	8,693	8,850
General and administrative (including non-cash employee compensation for the three and nine months ended September 30, 2010 and 2009 of $5,553, $18,934, $4,743 and $13,319, respectively)	14,866	12,071	43,858	36,078
Depreciation and amortization	2,992	2,958	8,977	8,690
Income from operations	35,218	17,205	66,735	37,760
Interest income	132	41	263	127
Gain on modification of convertible notes	--	9,315	--	9,315
Interest expense	(3,755)	(5,175)	(9,114)	(17,792)
Other income, net	311	441	951	1,670
Income before income taxes	31,906	21,827	58,835	31,080
Income taxes	(4,638)	145	(10,485)	(608)
Net income	27,268	21,972	48,350	30,472
Add: Net loss (income) attributable to the noncontrolling interest	1	33	(2)	47
Net income attributable to the Company	27,269	22,005	48,348	30,519
Foreign currency translation gain (loss)	3,199	(1,535)	11,358	(1,643)
Comprehensive income attributable to the
Company	30,468	20,470	59,706	28,876
Comprehensive (loss) income attributable to the noncontrolling interest	(1)	(33)	2	(47)
COMPREHENSIVE INCOME	$30,467	$20,437	$59,708	$28,829
NET INCOME PER SHARE ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS
BASIC	$0.33	$0.46	$0.66	$0.65
DILUTED	$0.31	$0.41	$0.62	$0.60
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
BASIC	82,342,000	48,352,000	73,243,000	46,636,000
DILUTED	88,000,000	53,487,000	77,531,000	50,972,000

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)
Expressed in thousands of U.S. dollars
(Except for share and per share amounts)

	Nine Months Ended September 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$48,350 $	30,472
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Provision for doubtful accounts	--	1,587
Depreciation and amortization	9,722	9,428
Amortization of consultancy services	--	11
Amortization of deferred financing cost	792	333
Non-cash employee compensation	18,934	13,319
Redemption accretion on convertible notes	--	15,161
Debt discount amortization	2,421	--
Gain on modification of convertible notes	--	(9,315)
Deferred taxes	11	52
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(131,916)	(79,061)
Inventories	(18,993)	22,278
Prepayments and deposits	(150)	948
Advances to suppliers	(36,513)	(12,023)
Other receivables	(8,746)	3,960
(Decrease) increase in:
Accounts and bills payable and accrued expenses	16,088	7,712
Advances from customers	9,902	6,587
Taxes payable	12,978	4,376
Deferred income	843	126
Net cash (used in) provided by operating activities	(76,277)	15,951
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to plant and equipment	(2,002)	(3,520)
Additions to intangible assets	(1,394)	(1,932)
Additions to land use rights	--	(174)
Deposits paid for acquisition of subsidiaries, properties and intangible assets	(63,765)	(367)
Payments for business acquisitions	(1,341)	(8,398)
Net cash inflow from acquisition of subsidiaries	--	273
Net cash used in investing activities	(68,502)	(14,118)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issue of common stock, net of offering costs	64,573	23,910
Proceeds from borrowings, net of financing costs	212,178	48,299
Repayment of borrowings	(68,274)	(18,939)
Repayment of guaranteed senior unsecured notes payable	(38,640)	--
Proceeds from obligations under product financing arrangements, net of financing costs	6,293	8,362
Repayment of obligations under product financing arrangements	(4,416)	(3,321)
Repayment of convertible notes payables	--	(5,000)
Net cash provided by financing activities	171,714	53,311
NET INCREASE IN CASH AND CASH EQUIVALENTS	26,935	55,144
Effect of exchange rate changes on cash and cash equivalents	4,281	(1,940)
Cash and cash equivalents, beginning of period	154,483	47,779
CASH AND CASH EQUIVALENTS, END OF PERIOD	$185,699	$100,983